Exhibit 23.1



                          INDEPENDENT AUDITOR'S CONSENT


I consent to the use in this registration statement of IPORUSSIA, Inc. on Form SB-2 of my report dated February 3, 2003 appearing in the prospectus, which is part of this registration statement, and to all references to me included in this registration statement.




/s/ Aaron Stein
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Aaron Stein, CPA
Woodmere, New York
July 14, 2003